News Release

HOPE BANCORP ANNOUNCES BRANCH OPTIMIZATION PLAN
AND EXPANSION IN HOUSTON MARKET

LOS ANGELES - September 26, 2016 - Following the successful merger of BBCN Bancorp, Inc. and Wilshire Bancorp, Inc. on July 29, 2016, Hope Bancorp, Inc. (NASDAQ:HOPE), the holding company of Bank of Hope, today announced a branch optimization plan that includes a first phase of branch consolidations to be completed by year-end 2016, as well as expansion plans for an additional branch opening in the Houston market in the first quarter of 2017.

The first phase of branch consolidations will impact 12 branches in the Southern California and New York/New Jersey markets where the predecessor banks had overlapping presence. Eight of the branches are in the Southern California market, two of which will be transformed into alternative business and corporate offices, while four branches are in the New York/New Jersey markets, one of which will be repurposed as a commercial lending unit. All 12 of the branches are in close proximity to another Bank of Hope branch, with the majority of them being under a quarter mile’s distance. Following the first phase of branch consolidations, Bank of Hope will have 73 full-service branches throughout the United States.

The branch optimization plan is based on a comprehensive evaluation of geographically overlapping facilities, placing the greatest emphasis on customers’ convenience and accessibility, while also taking into consideration capacity, cost efficiencies and remaining lease terms. The company anticipates that a second phase of branch consolidations will be completed during the first half of 2017.

“This branch optimization plan demonstrates the significant synergies created through our recent merger,” said Kevin S. Kim, President and Chief Executive Officer. “Our branch repurposing strategy is designed to make our lending units more accessible to our customer base, reflecting our commitment to grow and expand with our customers in our targeted geographic markets. We have been tightly managing our staffing levels over the past few quarters in anticipation of branch consolidations post-merger, and we expect most of the personnel from the impacted branches will be transferred to nearby branches or other corporate departments.”

The company expects to incur a one-time pre-tax charge of approximately $2.1 million in the second half of 2016 related to the branch consolidations. Projected savings are anticipated to be approximately $11 million pre-tax on an annual basis.

Groundbreaking of Second Houston Branch

The company also announced plans for a groundbreaking ceremony on Thursday, September 29, 2016, to celebrate the beginning of construction for Bank of Hope’s second full-service branch office in the Houston market. Located at 1338 Blalock Road in Houston, the branch is expected to open its doors for business in the Spring of 2017.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with more than $13 billion in total assets as of July 30, 2016. Formed through the merger of BBCN Bank and Wilshire Bank, the top two commercial lenders in the market, Bank of Hope is headquartered in Los Angeles and serves a multi-ethnic population of customers across the nation. Bank of Hope operates 85 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, and Portland, Oregon; a commercial loan production office in Fremont, California; residential mortgage loan production offices in California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com.

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Contact:
Angie Yang
SVP, Director of Investor Relations &
Corporate Communications
213-251-2219
angie.yang@bankofhope.com